SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities

Act of 1934

Date of Report (Date of earliest event reported) January 11, 2001

USBANCORP, Inc.

(exact name of registrant as specified in its charter)

Pennsylvania 0-12204 25-1424278

(State or other (commission (I.R.S. Employer

jurisdiction File Number) Identification No.)

of Incorporation)

Main and Franklin Streets, Johnstown, Pa. 15901

(address or principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A

(Former name or former address, if changed since last report.)

Form 8-K

Item 5. Other Events.

USBANCORP, Inc. (the "Registrant") announced that its Board of Directors has unanimously approved a plan for the Company to immediately begin exiting the wholesale mortgage production business. For a more detailed description of the announcement see the press release attached as Exhibit #99.1.

Exhibits

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Exhibit 99.1 Press release dated January 11, 2001, announcing that its Board of Directors has unanimously approved a plan for the Company to immediately begin exiting the wholesale mortgage production business.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USBANCORP, Inc.

By /s/Jeffrey A. Stopko

Jeffrey A. Stopko

Senior Vice President

& CFO

Date: January 11, 2001

Exhibit 99.1

UBAN TO EXIT THE WHOLESALE MORTGAGE PRODUCTION BUSINESS AND STRENGTHEN ALLOWANCE FOR LOAN LOSSES

JOHNSTOWN, PA--USBANCORP, Inc. (NASDAQ: UBAN) announced that its Board of Directors has unanimously approved a plan for the Company to immediately begin exiting the wholesale mortgage production business. The Board's approval was contingent upon the recent receipt of a favorable supplemental private letter ruling from the IRS which ensures that the tax-free treatment of the April 1, 2000, Three Rivers Bank spin-off would not be jeopardized by this action. The IRS issued this supplemental ruling on December 21, 2000. Orlando B. Hanselman, Chairman, President & Chief Executive Officer, stated "After completing an extensive review of the strategic options available at Standard Mortgage Corporation- our mortgage banking operation headquartered in Atlanta, Georgia- management and the Board of Directors concluded that our best course of action is to exit the wholesale mortgage production business. The continued consolidation of the wholesale mortgage production industry has enabled the larger players to use technology advances to reduce their costs of operations and achieve pricing advantages in a more competitive market. Standard Mortgage Corporation's financial performance in 2000 has been negatively impacted by both a significant decline in the volume of wholesale mortgage origination activity and narrower spreads earned on loan sales into the secondary market. With wholesale mortgage production declining from $426 million in 1999 to a projected level of $190 million for 2000, Standard Mortgage Corporation lacks the scale necessary to profitably compete in this line of business." For the year 2000, Standard Mortgage Corporation is projected to lose approximately $1.1 million on a pre-tax basis from its wholesale mortgage production business. Losses would have been projected to continue into the foreseeable future even with an anticipated pick-up in mortgage refinancing activity due to the recent decline in interest rates. The Company should complete the exit plan in approximately three months.

As a result of this strategic decision, UBAN will record a $1.5 million pre-tax earnings charge in the fourth quarter of 2000. This charge reflects costs for employee severance, fixed asset disposal, lease termination, professional fees, and other items associated with exiting the wholesale mortgage production business. A total of 25 employees or 5.2% of USBANCORP's total work force will be released as a result of this strategic decision. The majority of these employees are located in Atlanta, Georgia and Clearwater, Florida. After the exit from the wholesale mortgage production business, Standard Mortgage Corporation will remain active in the mortgage loan servicing business and will continue to employ approximately 30 people in Atlanta, Georgia.

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Asset Quality

USBANCORP also is increasing its loan loss provision in the fourth quarter of 2000 to further strengthen its allowance for loan losses. The Company expects its loan loss provision to approximate $1.4 million in the fourth quarter of 2000, which will represent an increase of $1.2 million over the provision recorded in the third quarter of 2000. The $1.4 million provision will exceed net charge-offs for the fourth quarter which should approximate $850,000 and will provide additional specific reserves for one problem commercial lease. Consequently, the Company's allowance for loan losses should grow by approximately $600,000 to $5.9 million, providing 100% coverage of non-performing assets. Overall, total non-performing assets should approximate $5.9 million or approximately 1.0% of total loans outstanding at year-end 2000, representing a projected decline of $700,000 from the $6.6 million total non-performing assets outstanding at September 30, 2000. At year-end 2000, approximately $3.2 million, or 54% of the total non-performing assets, relate to one problem commercial lease for which approximately $800,000 of specific allocations within the loan loss reserve have been established. This commercial lease is to a trucking company which ceased business operations near year-end 2000; the lease is secured by titles to 52 Mack tractors and 26 flatbed trailers. The remaining non-performing assets are predominantly residential mortgage loans that have historically experienced low net charge-offs.

Fourth Quarter and Full Year 2000 Forecast

The Company currently expects to lose approximately $2.0 million or $0.15 per share in the fourth quarter of 2000. In addition to the expected costs to exit the wholesale mortgage loan production business and the increased loan loss provision, the Company's non-interest expense levels in the fourth quarter of 2000 also should be approximately $900,000 higher than the third quarter of 2000. Other factors contributing to the heightened non-interest expense include: an impairment charge on mortgage servicing rights caused by the recent sharp decline in interest rates; increased salary expense due to the severance costs associated with downsizing several divisions within the Parent Company that has resulted in 5 fewer employees and the non-recurring signing bonus paid to the CEO in conjunction with his voluntary four year base salary freeze; increased marketing costs associated with promoting the Company's seven day banking convenience and its first full service branch in the State College- Centre County Market; increased professional fees due, in part, to the costs associated with successfully working out of two problem commercial loans; and increased equipment expense due to heightened technology expenditures.

The Company projects that total non-interest income in the fourth quarter of 2000 should be approximately $475,000 lower than the third quarter due predominantly to reduced revenue from mortgage banking because the Company experienced a slow-down in production and sales activity during the period in which it was working to obtain the favorable private letter ruling to exit the wholesale mortgage business. Net interest income is anticipated to drop by approximately $300,000 in the fourth quarter of 2000 due to a projected two basis point decline in the net interest margin and a lower earning asset base. With the January 3, 2001 decline in interest rates, however, the Company believes it will experience net interest margin expansion in 2001 and has already seen significant improvement in the value of its investment security portfolio. As a result of this improved security portfolio value, the Company's book value per share should increase to approximately $5.75 at year-end 2000, despite the loss projected for the fourth quarter.

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For the full year 2000, the Company expects to earn $1.7 million or $0.13 per diluted common share. Operating earnings, which exclude Three Rivers Bank spin-off costs, should approximate $3.8 million or $0.29 per diluted common share. On a cash basis for the full year 2000, net income per diluted share should approximate $0.29 and cash operating earnings per diluted share should approximate $0.45. The Company plans to release its final fourth quarter and full-year 2000 earnings on January 24, 2001.

2001 Outlook

During the year 2001, USBANCORP will focus on implementing numerous strategic technological initiatives that are needed to better position the Company for long-term growth in the rapidly changing financial services industry. Some key technological advancements the Company is investing in include: 1) the introduction of a fully transactional internet banking web site, 2) the introduction of a new teller automation system that will provide customer contact personnel with more detailed customer data to better evaluate and serve customer needs in a personally tailored manner, 3) the implementation of a Customer Relationship Management process which will lay the foundation for targeted customer service to increase our share of wallet with our most profitable customers and to execute tactics to migrate upward less profitable or unprofitable customers, 4) the upgrade of the Company's ATM network with the addition of new locations in the State College Market, and 5) the conversion of the Company's Greensburg Loan Store on Route 30 in Westmoreland County into a full service branch location. The Company also plans on increasing its loan and deposit market share in the demographically attractive State College Market and to geographically expand its business regionally and nationally by leveraging its unique union niche. The Company expects to incur brand positioning costs of approximately $300,000 to support these expansion and infrastructure enhancement initiatives.

The Company currently projects a range of $0.32 to $0.36 for net income per share and a range of $0.48 to $0.52 for cash earnings per share for the year 2001. These ranges include additional estimated pre-tax losses of approximately $400,000 to complete the exit from the wholesale mortgage production business in the first quarter of 2001. The Company intends to maintain its quarterly common stock cash dividend at the current $0.09 per share; this dividend rate, based upon a current share price of $4.50, represents a strong 8% yield.

USBANCORP, a financial holding company (pursuant to the Gramm-Leach-Bliley Act), is the parent of U.S. Bank and USBANCORP Trust and Financial Services Company in Johnstown; Standard Mortgage Company in Atlanta, Georgia; UBAN Associates of State College; and United Bancorp Life Insurance Company in Arizona. The Company's US Bank subsidiary also has retail mortgage operations based in Greensburg, State College, and Altoona. USBANCORP's customer reach is extensive beyond its primary dominant market of Cambria and Somerset Counties. After exiting the wholesale mortgage production business, Standard Mortgage Company will continue to have a mortgage servicing operation based in Atlanta, Georgia. UBAN Associates, the consulting subsidiary, has banking clients in Pennsylvania, Ohio, Texas, Florida, and West Virginia. USBANCORP Trust and Financial Services, with $1.4 billion of client assets under management, has union investor clients in Pennsylvania, Ohio, Michigan, West Virginia, and Indiana.

This news release may contain forward-looking statements that involve risks and uncertainties, including the risks detailed in the Company's Annual Report and Form 10-K to the Securities and Exchange Commission as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially.

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